Exhibit 99.1

PRESS  RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O’Hern, Executive Vice President and Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES 21% INCREASE IN FFO PER SHARE

Santa Monica, CA  (5/13/03) - The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended March 31, 2003 which included funds from operations (“FFO”) per share — diluted increasing 21% to $.84 compared to $.70 for the quarter ended March 31, 2002.  Total FFO — diluted increased by 54% to $63.3 million for the quarter compared to $41.1 million for the quarter ended March 31, 2002.

Net income available to common stockholders for the quarter ended March 31, 2003 was $19.4 million or $.37 per share-diluted compared to $17.4 million or $.50 per share-diluted for the quarter ended March 31, 2002.  Net income in the quarter ended March 31, 2002 was positively impacted by net gain on sales of consolidated assets of $13.4 million or $.30 per share compared to a net loss of $.2 million on sales of consolidated assets in the quarter ended March 31, 2003.  During the fourth quarter of 2002, the Company adopted SFAS No. 141- Business Combinations, which resulted in an increase in net income per share (“EPS”) of $.016 during the quarter ended March 31, 2003.  A reconciliation of net income to FFO is included in the financial highlights section of this press release.

Highlights included:

•                  During the first quarter, Macerich signed 260,000 square feet of specialty store leases at average initial rents of $36.76 per square foot.  First year rents on mall and freestanding store leases signed during the first quarter were 23% higher than expiring rents on a comparable space basis.

•                  Portfolio quarter-end occupancy increased to 92.5% up from 92.0% at March 31, 2002.

•                  Total same center tenant sales, for the quarter ended March 31, 2003, were even with the sales levels for the quarter ended March 31, 2002.

•                  FFO per share — diluted increased 21% to $.84 compared to $.70 per share for the quarter ended March 31, 2002.  In compliance with the recently issued Securities and Exchange Commission’s Regulation G relating to non-GAAP financial measures, the Company has revised its FFO definition as of January 1, 2003 and for all prior periods presented, to include gain or loss on sales of peripheral land and the effect of SFAS No. 141.  The Company’s revised definition is in accordance with the definition provided by the National Association of Real Estate Investment Trusts (“NAREIT”).  The gain on sales of land included in FFO for the quarter ended March 31, 2003 resulted in an increase of $524,000 or $.007 per share and the inclusion of SFAS No. 141 increased FFO by $1.1 million or $.015 per share.  These changes had no impact in the quarter ended March 31, 2002.

The Company uses FFO in addition to net income to report its operating and financial results and considers FFO a supplemental measure for the real estate industry and a supplement to GAAP measures.   NAREIT defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.   Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.  FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.   FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs.  FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

Commenting on results and recent events, Arthur Coppola, President and Chief Executive Officer of Macerich stated, “Despite the weak economy, we continue to achieve strong occupancy levels and positive releasing spreads.   Our portfolio performed extremely well, as evidenced by the 17% growth in FFO per share, excluding the increases due to land sales and SFAS No. 141.  In addition we continue to make excellent progress on our major redevelopment of Queens Center, which is already over 75% leased.”

Redevelopment and Development Activity

At Queens Center, the redevelopment and expansion continued.  The project will increase the size of the center from 620,000 square feet to approximately 1 million square feet.  Completion is planned in phases starting in 2004 with stabilization expected in 2005.   Leasing activity has been strong with 75% of the expansion space already leased.

At Lakewood Center, Target is building a two-level Target store in the location formerly occupied by Montgomery Wards.  The opening is scheduled for fall 2003.

Bon Marche continues construction of a new department store at Redmond Town Center, slated to open in July 2003.

Construction continues at Scottsdale 101, a 600,000 square foot power center in North Phoenix and also at La Encantada, a 258,000 square foot specialty center in Tucson, Arizona.

Dispositions

The Company continues to dispose of non-core assets and recycle capital.    In January, 2003 Paradise Village Gateway, a 296,000 square foot Phoenix area urban village anchored by Albertson’s grocery store was sold for approximately $29.4 million.

Financing Activity

The Company has reached agreement with its bank group to issue $250 million in unsecured notes maturing in May 2007.  The proceeds will be used to pay down, and create more availability under, the Company’s line of credit.  The financing is expected to close in May 2003.

In addition, the Company has reached agreement on a refinancing of the existing $180 million floating rate loan on FlatIron Crossing.  The existing loan will be paid off in late 2003 and refinanced with a $200 million, fixed rate 10-year loan bearing interest at 5.23%.  The closing is expected in October 2003.

2003 Earnings Estimates

The Company is providing year 2003 EPS and FFO per share guidance in the following ranges:

Guidance for 2003	Range:
Fully Diluted EPS	$1.70	$1.78
Plus: Real Estate Depreciation and Amortization	$1.78	$1.78
Less: Gain on Sale of Assets	$.00	$.00
Fully Diluted FFO per share	$3.48	$3.56

Due to the uncertainty in the timing and economics of acquisitions and dispositions, the guidance ranges do not include any potential property acquisitions or dispositions other than those that have closed through March 31, 2003.  The Company is not able to assess at this time the potential impact of such exclusions on future EPS and FFO.  FFO does not include gains or losses on sales of depreciated operating assets.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, redevelopment and development of regional malls and community centers throughout the United States.  The Company is the sole general partner and owns an 82% ownership interest in The Macerich Partnership, L.P.  Macerich now interests in 56 regional malls, 20 community centers and two development properties totaling approximately 58 million square feet.  Additional information about The Macerich Company can be obtained from the Company’s web site at www.macerich.com.

Investor Conference Call

The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call.  The call will be available on The Macerich Company’s website at www.macerich.com, through Vcall at www.vcall.com, and CCBN at www.ccbn.com.  The call begins today, May 13, 2003 at 9:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com will be available for 1 year after the call.

Note:  This release contains statements that constitute forward-looking statements including 2003 EPS and FFO per share estimates.  Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected.  Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, availability and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors.  The reader is directed to the Company’s various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

(See attached tables)

##

THE MACERICH COMPANY

FINANCIAL HIGHLIGHTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Results before SFAS 144 (f)		Impact of SFAS 144(f)		Results after SFAS 144 (f)
Results of Operations:	For the Three Months Ended March 31		For the Three Months Ended March 31		For the Three Months Ended March 31
	Unaudited				Unaudited
	2003	2002	2003	2002	2003	2002
Minimum Rents (e)	72,137	48,970		(405)	72,137	48,565
Percentage Rents	1,710	1,297			1,710	1,297
Tenant Recoveries	37,018	24,698		(59)	37,018	24,639
Other Income	4,092	2,445		4	4,092	2,449
					—	—
Total Revenues (e)	114,957	77,410	—	(460)	114,957	76,950

Shopping center and operating expenses (c)	39,362	25,755		(57)	39,362	25,698
Depreciation and amortization	23,914	16,624		(115)	23,914	16,509
General, administrative and other expenses	2,336	1,533			2,336	1,533
Interest expense	34,008	25,124			34,008	25,124
Gain (loss) on sale or writedown of assets	(38)	13,256	166	(13,408)	128	(152)
Pro rata income (loss) of unconsolidated entities (c)	14,466	6,306			14,466	6,306
Extraordinary loss on early extinguishment of debt	—	—	—	—	—	—
Income (loss) of the Operating Partnership from continuing operations before change in accounting principle (e)	29,765	27,936	166	(13,696)	29,931	14,240

Discontinued Operations:
Gain (loss) on sale of asset	—	—	(166)	13,408	(166)	13,408
Income from discontinuing operations	—	—	—	288	—	288
Income before minority interest	29,765	27,936	—	—	29,765	27,936
Income (loss) allocated to minority interests	5,145	5,573			5,145	5,573
Net income before preferred dividends	24,620	22,363	—	—	24,620	22,363
Dividends earned by preferred stockholders	5,195	5,013	—	—	5,195	5,013
Net income to common stockholders	19,425	17,350	—	—	19,425	17,350

Average # of shares outstanding — basic	51,733	34,734			51,733	34,734
Average shares outstanding — diluted for EPS (d) (e)	65,923	45,887			65,923	45,887
Average shares outstanding — diluted for FFO (d) (e)	75,038	59,023			75,038	59,023
Per share income— before discontinued operations and extraordinary items	0.37	0.50			0.37	0.50
Net income per share—basic	0.38	0.50			0.38	0.50
Net income per share— diluted	0.37	0.50			0.37	0.50
Dividend declared per share	0.57	0.55			0.57	0.55
Funds from operations “FFO” (b) (d)— basic	58,090	33,673			58,090	33,673
Funds from operations “FFO” (a) (b) (d) — diluted	63,285	41,132			63,285	41,132
FFO per share— basic(b) (d)	0.89	0.73			0.89	0.73
FFO per share— diluted (a) (b) (d)	0.84	0.70			0.84	0.70
% change in FFO — diluted	21.02%				21.02%

(a)  The Company issued $161,400 of convertible debentures in June and July , 1997.  The debentures were convertible  into common shares  at a conversion price of  $31.125 per share. The debentures were paid off in December 2002. On February 25, 1998 the Company sold $100,000 of convertible preferred stock and on  June 16, 1998 another $150,000 of convertible preferred stock was issued.  The convertible preferred shares can be converted on  a 1 for  1 basis for common stock.  These preferred shares are not assumed converted for purposes of net income  per share for 2003 or 2002 as it would be  antidilutive to that calculation.  The weighted average  preferred shares outstanding are assumed converted for purposes of  FFO per diluted share as they are dilutive to that calculation for all periods presented.

(b)  The Company uses FFO in addition to net income to report its operating and financial results and considers FFO a supplemental measure for the real estate industry and a supplement to GAAP measures.   NAREIT defines FFO as net income (loss) (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.   Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.  FFO is useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time.   FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs.  FFO as presented may not be comparable to similarly titled measures reported by other real estate invement trusts.

Effective January 1, 2003 gains or losses on sale of peripheral land and the impact of SFAS 141 have been included in FFO.  The inclusion of gains on sales of peripheral land increased FFO for the quarter ended March 31 , 2003  by $524,000, or $.01 per share and the impact of SFAS No. 141 increased FFO by $1.1 million or $.015 per share. During the quarter ended March 31, 2002 there were no outparcel sales and no impact of SFAS No. 141 which is effective for all acquisitions after June 30, 2002.

(c)  This includes, using the equity method of accounting,  the Company’s prorata share of the equity in income or loss of its unconsolidated  joint ventures and  for Macerich Management Company  for all periods presented .

(d)  The Company has operating partnership units (“OP units”). Each OP unit can be converted into a share of Company stock.  Conversion of the OP units  has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding.

(e)  Effective October 1, 2002 the Company adopted SFAS 141, Business Combinations, which requires companies that have acquired assets subsequent to June 2001 to reflect the discounted net present value of market rents in  excess of rents in place at the date of acquisition as a deferred credit  to be amortized into income over the average remaining life of the acquired leases.  The impact on EPS for the period ended March 31, 2003 was approximately $.016 per share.  In accordance with the NAREIT definition of FFO the impact of this accounting change is included in FFO.

(f)    In October 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”  (“SFAS 144”).  SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The Company adopted SFAS 144 on January 1, 2002.  The Company sold Boulder Plaza on March 19, 2002 and in accordance with SFAS 144 the results of Boulder Plaza for the periods from January 1, 2002 to March 19, 2002, have been reclassified into “discontinued operations” on the consolidated statements of operations.  Additionally on January 2, 2003 the Company sold its 67% interest in Paradise Village Gateway (acquired in July 2002), and the loss on sale of $.2 million has been reclassified to discontinued operations.

	Mar 31	Dec 31
Summarized Balance Sheet Information	2003	2002
	(UNAUDITED)
Cash and cash equivalents	$105,754	$53,559
Investment in real estate, net (h)	$3,127,902	$2,842,177
Investments in unconsolidated entities (I)	$553,437	$617,205
Total Assets	$3,933,848	$3,662,080
Mortgages and notes payable	$2,555,094	$2,291,908

	Mar 31 2003	Mar 31 2002
Additional financial data as of:
Occupancy of centers (f)	92.50%	92.00%
Comparable quarter change in same center sales (f) (g)	0.00%	-0.50%

Additional financial data for the three months ended March 31	2003	2002
Acquisitions of property and equipment — including joint ventures prorata	$4,227	$2,474
Development, redevelopment and expansions of centers— including joint ventures prorata	$35,291	$7,281
Renovations of centers— including joint ventures at prorata	$1,270	$536
Tenant allowances— including joint ventures at prorata	$1,470	$2,507
Deferred leasing costs— including joint ventures at prorata	$3,091	$2,687

(f)  excludes redevelopment properties—  Crossroads Mall— Boulder, and Parklane Mall.

(g)  includes mall and freestanding stores.

(h)  includes construction in process on wholly owned assets of  $166,017 at March 31, 2003 and $111,517 at December 31, 2002.

(i) includes  the Company’s prorata share of construction in process on unconsolidated entities of $16,341 at March 31, 2003 and $16,147 at December 31, 2002.

PRORATA SHARE OF JOINT VENTURES	For the Three Months
	Ended March 31
	Unaudited
(Unaudited)	(All amounts in thousands )
	2003	2002
Revenues:
Minimum rents (e)	$39,773	$26,417
Percentage rents	1,387	1,143
Tenant recoveries	16,143	10,662
Management fee (c)	2,584	2,134
Other	1,081	759
Total revenues	60,968	41,115

Expenses:
Shopping center and operating expenses	19,117	13,360
Interest expense	14,163	10,772
Management company expense	2,012	1,884
Depreciation and amortization	11,657	7,375
Total operating expenses	46,949	33,391

Gain (loss) on sale or writedown of assets	447	(1,418)

Net income	14,466	6,306

	For the Three Months
RECONCILIATION OF NET INCOME TO FFO (b)	Ended March 31
	(All amounts in thousands)
	(UNAUDITED)
	2003	2002
Net income— available to common stockholders	$19,425	$17,350

Adjustments to reconcile net income to FFO— basic
Minority interest	5,145	5,573
Loss on early extinguishment of debt	—	—
(Gain) loss on sale of wholly owned assets, excluding peripheral land sales	166	(13,256)
(Gain) loss on sale or write-down of depreciated assets from unconsolidated entities (pro rata), excluding peripheral land sales	(51)	1,418

Depreciation and amortization on wholly owned centers	23,914	16,624
Depreciation and amortization on joint ventures and from the management companies (pro rata)
	11,657	7,375
Less: depreciation on personal property and amortization of loan costs and interest rate caps
	(2,166)	(1,411)

Total FFO — basic	58,090	33,673

Weighted average shares outstanding— basic (d)	65,486	45,887

Additional adjustment to arrive at FFO —diluted
Interest expense and amortization of loan costs on the debentures (e)
		2,446
Preferred stock dividends earned	5,195	5,013
Effect of employee/director stock incentive plans		antidilutive
FFO — diluted	63,285	41,132
Weighted average shares outstanding — diluted (d) (e)	75,038	59,023

THE MACERICH COMPANY

RECONCILIATION OF NET INCOME TO EBITDA

(DOLLARS IN THOUSANDS)	For the Three Months Ended
	Mar 31,2003	Mar 31,2002

Net income available to common stockholders	$19,425	$17,350
Interest expense	34,008	25,124
Interest expense — unconsolidated entities (pro rata)	14,163	10,772
Depreciation and amortization — wholly-owned centers	23,914	16,624
Depreciation and amortization — unconsolidated entities (pro rata)
	11,657	7,375
Minority interest	5,145	5,573
Loss (gain) on sale of assets — wholly-owned centers	38	(13,256)
Loss (gain) on sale of assets — unconsolidated entities (pro rata)
	(447)	1,418
Preferred dividends	5,195	5,013
EBITDA	113,098	75,993

RECONCILIATION OF EBITDA TO SAME CENTERS — NET OPERATING INCOME (“NOI”)

(DOLLARS IN THOUSANDS)	For the Three Months Ended
	Mar 31,2003	Mar 31,2002
EBITDA (j)	$113,098	$75,993
Add: REIT general and administrative expenses	2,336	1,533
Management Company expenses — wholly-owned	1,736	1,226
Management Co. — unconsolidated entity	(931)	(179)
EBITDA of non-comparable centers	(40,715)	(5,223)
SAME CENTERS — Net operating income (NOI) (k)	75,524	73,350

(j) EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain  (loss) on sale of assets and preferred dividends and includes joint ventures at their pro-rata share.  Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and to make capital expenditures.  EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.  EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(k)  The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non comparable centers and eliminating the management companies and the Company’s general and administrative expenses.